Exhibit 99.1

Laser Photonics To Acquire Assets of Beamer Laser Marking Systems

Strategic Acquisition Will Further Diversify Laser Systems Offerings and Customer Base While Enhancing “Made in America” Manufacturing Capabilities

ORLANDO, FLORIDA / June 26, 2025 / Laser Photonics Corporation (NASDAQ:LASE) (“LPC”), $LASE, a global leader in industrial laser systems for cleaning and other material processing applications, today announced that it will acquire Beamer Laser Marking Systems (“Beamer”), a trusted provider of industrial fiber and CO2 laser marking equipment for industrial applications including etching serial numbers, 2D barcodes and other permanent markings onto metal, plastic and composite parts. Beamer previously operated as the laser division of ARCH Cutting Tools (“Arch”). According to ARCH, Beamer generated between $3 million and $5 million in unaudited revenue annually between 2022 and 2024. The acquisition will become effective following NASDAQ’s 15-day review period of the transaction.

John Armstrong, Executive Vice President of Laser Photonics, commented:

“Beamer complements the Control Micro Systems transaction that we completed in November last year and immediately enhances our long-term strategy through deeper product diversification in the fast-growing laser marking market, where product traceability and regulatory compliance are driving demand across aerospace, automotive, medical and other industrial sectors. Beamer’s strong reputation, proven equipment, and loyal customer base provide a solid platform for growth.

“We will also gain a product line that is designed, sourced, manufactured and supported within the U.S. This means no issues with supply chain or tariffs, as well as greater control over quality, lead times and costs. That matters now more than ever. Just as important, its well-established distribution network, consisting of 19 tech centers throughout North America, including 5 product demonstration showrooms, will, we believe, serve as a force multiplier for our sales team, giving LPC a powerful new channel to introduce our broader laser solutions.

“In short, this deal positions LPC to scale faster, serve more markets and deliver more value to our customers – all while keeping our focus on U.S.-based innovation and manufacturing.”

About Beamer

Beamer’s laser marking systems are relied on by manufacturers to permanently mark products for tracking, quality control and compliance. In addition to new sales, the Company has a historical installed base of over 2,000 systems that provide ongoing service and support revenue opportunities. These systems are used in:

●	General Industrial Manufacturing

●	Aerospace and Defense for part traceability

●	Automotive and EV manufacturing for component ID

●	Medical devices for UDI (unique device identification)

●	Industrial and consumer products for branding and decorative etching

The systems and components are designed, built and sourced in the USA and feature IR fiber and CO2 lasers tailored for processing a wide variety of materials with precise and permanent marking, ensuring no damage to the part. Beamer’s product line will complement LPC’s existing specialized laser marking technologies, and LPC expects to begin to realize synergies and ramp up Beamer’s service and support capabilities quickly following the recently completed relocation of Beamer’s manufacturing equipment to LPC’s Orlando facility.

Nationwide Distribution Channel and Showrooms

Beamer’s distribution network includes 19 authorized dealer locations, with 80 reps across the United States and Mexico. Of these, five locations serve as demonstration centers featuring live equipment for customer trials and training, while the remaining 14 focus primarily on sales and technical support. LPC believes it can create incremental synergies by enabling the dealer network to cross-sell LPC’s broader laser solutions portfolio, including CleanTech systems, creating a comprehensive coast-to-coast distribution platform for the combined product portfolio. LPC plans to initiate discussions with these dealers to cross-sell and showcase its portfolio of laser solutions imminently.

Diverse Customer Base

LPC’s acquisition of Beamer brings an impressive roster of clients, including Fortune 100 companies in aerospace/defense and pharmaceuticals. This varied customer base spans numerous fields, underscoring the caliber and versatility of Beamer’s laser marking systems. Upon integration into LPC, both companies’ customers will have access to a wider selection of high-precision laser solutions.

Transaction Terms

Laser Photonics will acquire all assets related to Beamer from its parent company, Fonon Quantum Technologies, Inc. (“FQTI”), in an all stock transaction consisting of 3 million shares of LASE common stock and one warrant for 3 million shares of LASE common stock, with an exercise price of $4.34 per share. The deal includes:

●	Beamer’s laser manufacturing equipment and inventory

●	All customer contracts and open purchase orders

●	All Beamer intellectual property, including proprietary designs and software

●	Existing relationships with distributors and service partners

●	Transfer of key personnel needed to fulfill orders and maintain continuity

FQTI and Laser Photonics did not assume legacy liabilities. Only select active contracts necessary for ongoing operations were included.

For more information about Beamer, click here: www.beamerlasermarking.com.

About Laser Photonics Corporation

Laser Photonics is a vertically integrated manufacturer and R&D Center of Excellence for industrial laser technologies and systems. Laser Photonics seeks to disrupt the $46 billion, centuries-old sand and abrasives blasting markets, focusing on surface cleaning, rust removal, corrosion control, de-painting and other laser-based industrial applications. Laser Photonics’ new generation of leading-edge laser blasting technologies and equipment also addresses the numerous health, safety, environmental and regulatory issues associated with old methods. As a result, Laser Photonics quickly gained a reputation as an industry leader in industrial laser systems with a brand that stands for quality, technology and product innovation. Currently, world-renowned and Fortune 1000 manufacturers in the aviation, aerospace, automotive, defense, energy, maritime, nuclear and space-exploration industries are using Laser Photonics’ “unique-to-industry” systems. For more information, visit https://www.laserphotonics.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), including statements regarding the Company’s plans, prospects, potential results and use of proceeds. These statements are based on current expectations as of the date of this press release and involve a number of risks and uncertainties, which may cause results and uses of proceeds to differ materially from those indicated by these forward-looking statements. These risks include, without limitation, those described under the caption “Risk Factors” in the Registration Statement. Any reader of this press release is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release except as required by applicable laws or regulations.

Investor Relations and Media Contact:

Brian Siegel, IRC®, M.B.A.

Senior Managing Director

Hayden IR

(346) 396-8696

laser@haydenir.com